Exhibit (a)(5)(ii)

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

THE PRELIMINARY RESULTS OF ITS TENDER OFFER

TO REPURCHASE UP TO 1,000,000 SHARES OF ITS COMMON STOCK

Stamford, Connecticut, May 21, 2020. Independence Holding Company (NYSE:IHC) (“IHC” or the “Company”) announced today the preliminary results of its tender offer to purchase up to 1,000,000 shares of its common stock at a price per share of $27.00, net to the seller in cash, without interest, less any applicable withholding taxes, which expired at 5:00 p.m., Eastern time, on May 21, 2020. Based on the preliminary count by Broadridge Corporate Issuer Solutions, Inc., the Depositary for the tender offer, approximately 36,615 shares of common stock were properly tendered and not withdrawn. Accordingly, IHC expects to accept for purchase a total of 36,615 shares at a purchase price of $27.00 per share, for an aggregate purchase price of $988,605.

The number of shares tendered and not withdrawn are preliminary and are subject to verification by the Depositary and the proper delivery of all shares tendered (including shares tendered pursuant to guaranteed delivery procedures). The actual number of shares validly tendered and not withdrawn will be announced following completion of the verification process, which is expected to be completed on or around May 26, 2020. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer.

As of May 21, 2020, IHC had 14,785,565 shares of common stock outstanding. After giving effect to the results of the tender offer, IHC expects to have approximately 14,748,950 shares of common stock outstanding.

IHC remains committed to returning capital to its stockholders through its previously announced share repurchase program. Based on the preliminary results described above, IHC estimates that after the expiration of the tender offer, it may continue to repurchase up to 1,667,725 shares of its common stock under its current repurchase program commencing ten business days after the expiration of the tender offer. Under the repurchase program, IHC may repurchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of any repurchases will depend on a number of factors, including, without limitation, the Company’s results of operations, financial position and capital requirements, business and market conditions, including the price of shares of its common stock, and legal, tax, regulatory and contractual constraints or restrictions.

The Information Agent for the tender offer is D.F. King & Co., Inc. The Depositary is Broadridge Corporate Issuer Solutions, Inc. For questions and information, please call the Information Agent at: for banks and brokers: (212) 269-5550; for all others: (877) 864-5057; or email to ihc@dfking.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF INDEPENDENCE HOLDING COMPANY COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT THE NUMBERS ABOVE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About The IHC Group

Independence Holding Company (NYSE: IHC), formed in 1980, is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries (Independence Holding Company and its subsidiaries collectively referred to as “The IHC Group”). The IHC Group consists of three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company). We also own the following agencies: (i) PetPartners, Inc., our pet insurance administrator; (ii) IHC Specialty Benefits, Inc., a technology-driven full-service marketing and distribution company that focuses on small employer and individual consumer products through its call center, career agents, and Independence Brokerage Group; and (iii) The INSX Cloud Platform through My1HR, our wholly owned Web Based Entity. Our InsureTech division is comprised of our call centers, field and career agents, in-house MarTech artificial intelligence capabilities and domains, including www.healthedeals.com; www.healthinsurance.org; www.medicareresources.org; www.petplace.com; and www.mypetinsurance.com.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the SEC. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.